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Exhibit 5  Legal Opinion

                       THOMAS A. BRAUN, B.A., LL.B., LL.M.
                            BARRISTER AND SOLICITOR*
                         ATTORNEY AND COUNSELOR AT LAW**



January 24, 2002





Mediatelevision.tv, Inc.
1904 West 16th Avenue, Suite 1
Vancouver, BC  V6J 2M4

Dear Sirs and Madams:

RE: OPINION WITH RESPECT TO REGISTRATION STATEMENT ON FORM SB-2 FOR MEDIATELEVISION.TV, INC.
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You have requested the opinion and consent of this law firm, with respect to the proposed issuance and public distribution of certain securities of Mediatelevision.tv, Inc. pursuant to the filing of a registration statement on Form SB-1 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to up to 287,132 shares of Common Stock, $0.0001 par value, to be offered and sold to the public at a price of $1.00 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of Mediatelevision.tv, Inc. in accordance with the corporation laws of the State of Delaware.

Yours truly,

/s/ Thomas A. Braun
Thomas A. Braun





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#309 - 837 W. Hastings Street                                 Tel:(604) 605-0507
Vancouver, BC V6C 3N6                                         Fax:(604) 605-0508
**Also of the California Bar                                  *A Law Corporation